Exhibit 5.1

May 12, 2023

Orrick, Herrington & Sutcliffe (Europe) LLP

61, rue des Belles Feuilles
75016 Paris
France
Siren : 808 676 316

T +33 1 53 53 75 00
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orrick.com
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France

Re:	Sequans Communications S.A – Registration Statement on Form F-3
Ladies and Gentlemen:
We have acted as special French counsel to Sequans Communications S.A. (the “Company”), a société anonyme incorporated in the French Republic and have examined the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in relation to the proposed resale or other disposition by the selling securityholders identified in the “Selling Securityholders” section of the Registration Statement of 11,683,493 American Depositary Shares (“ADSs”) each representing four ordinary shares, nominal value € 0.01 per share (the “Shares”) of the Company, as described in the prospectus dated May 12, 2023 (the “Prospectus”), which is part of the Registration Statement .
We have examined instruments, documents, records and matters of law which we deemed relevant and necessary for the basis of our opinion hereinafter expressed and have relied on written statements and representations of officers and other representatives of the Company as to factual statements contained in such instruments, documents and records. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates that we have reviewed.
Based upon the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares represented by ADSs are validly issued, fully paid up and non-assessable and may be freely traded (librement négociables).
For the purposes of this opinion, the term “non-assessable”, which has no recognized meaning under French law, shall mean that no present or future holder of the Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares.

Sequans Communications S.A May 12, 2023 Page 2
Also in rendering this opinion, we have assumed that the Registration Statement, and any amendment thereto, will have become effective under the Securities Act.
We are members of the Paris Bar and this opinion is limited to the laws of the French Republic and we do not express any opinion as to the effect of any other laws. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the French Republic.
We consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP
ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP
Patrick Tardivy